Exhibit 23.4

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of SL Green Realty Corp. for the registration of SL Green Realty Corp.’s shares of common stock, shares of preferred stock, depositary shares, warrants, debt securities and guarantees of debt securities, and debt securities and guarantees of debt securities of SL Green Operating Partnership, L.P. and Reckson Operating Partnership, L.P. and to the incorporation by reference therein of (i) our reports dated February 23, 2015, with respect to the consolidated financial statements and schedules of SL Green Realty Corp. and SL Green Operating Partnership, L.P., and the effectiveness of internal control over financial reporting of SL Green Realty Corp. and SL Green Operating Partnership, L.P., included in SL Green Realty Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2014, (ii) our report dated March 13, 2015, with respect to the consolidated financial statements and schedules of Reckson Operating Partnership, L.P., included in Reckson Operating Partnership, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2014, and (iii) our report dated October 30, 2015, with respect to the statement of revenues and certain expenses of 11 Madison Avenue Owner LLC, included in SL Green Realty Corp.’s Form 8-K/A dated October 30, 2015, for the year ended December 31, 2014, each filed with the Securities and Exchange Commission.

New York, New York	/s/ Ernst & Young LLP
December 18, 2015